                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         RENAL TREATMENT CENTERS, INC.



          Renal Treatment Centers, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

          1.  The name of the Corporation is Renal Treatment Centers, Inc.

          2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name Renal Treatment Centers, Inc. on August 11, 1988.

          3. This Restated Certificate of Incorporation amends and restates the Restated Certificate of Incorporation of the Corporation.

          4. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. With respect to such adoption, written consent of the stockholders of the Corporation has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228.

          5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in full to read as follows:

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         RENAL TREATMENT CENTERS, INC.


FIRST:  The name of the Corporation is RENAL TREATMENT CENTERS, INC.

SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 25,000,000 shares, consisting of 20,000,000 shares of Common Stock (the "Common Stock"), $.01 par value; and 5,000,000 shares of Series Preferred Stock (the "Series Preferred Stock"), $.01 par value. The designations, rights, including voting rights, preferences, qualifications, limitations and restrictions of the Series Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority to issue from time to time Series Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, the number of shares in each series and all designations, relative rights (including the right to vote and, to the extent permitted by law, to convert into shares of any class or into any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series.

FIFTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to make,

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

alter or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot.

SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: Each person who is or was or had agreed to become a director or officer of the Corporation (and the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware as presently or hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

NINTH: Any provisions contained in this Restated Certificate of Incorporation may be amended, altered, changed or repealed, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF Renal Treatment Centers, Inc. has caused this certificate to be signed and attested by its duly authorized officers this 12th day of August, 1993.


                                           RENAL TREATMENT CENTERS, INC.


                                           By:/s/ Robert L. Mayer, Jr.
                                              ------------------------
                                              President

Attest:

By:/s/ Frederick C. Jansen
   -----------------------
   Secretary

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